Exhibit 99.1

DOLLAR TREE STORES, INC.
REPORTS THIRD QUARTER NET EARNINGS PER DILUTED SHARE OF $0.32

CHESAPEAKE, Va. - November 21, 2006 - Dollar Tree Stores, Inc. (NASDAQ: DLTR), the nation's leading operator of single-price point dollar stores, reported net earnings per diluted share of $0.32, for the fiscal third quarter ended October 28, 2006. As previously reported, sales for the quarter were $910.4 million, a 14.3% increase from $796.8 million, for the same period, last year. Comparable store sales increased 4.0% for the quarter.

“We continue to have success in generating merchandise excitement through an ever-changing mix of variety and seasonal merchandise,” said President and CEO Bob Sasser. “The addition of more basic consumable products that are more frequently purchased has contributed to increases in both traffic and ticket for the third consecutive quarter. We finished 3rd quarter with a strong Halloween sell through and our stores are well prepared for the Christmas Holiday Season.”

For the third quarter, gross margin was 33.8%, compared to 34.7% in last year’s third quarter. The rate decline was the result of an increased shrink accrual, following the completion of the last 850 store inventories during the quarter, an increase in sales of lower margin consumer goods and the impact of Deal$ stores.

Selling, general and administrative expenses, as a percentage of sales, were 27.9% in the third quarter of 2006, compared to 28.1% in the same quarter last year. Increases in incentive compensation and benefits were more than offset by gains arising from early lease terminations and the positive leverage from same store sales.

Operating margin in this year’s third quarter was 5.9%, versus 6.5% for the same period in 2005. The tax rate for the quarter was 35.8%, reflecting the small impact of one-time tax benefits in certain states.

During the third quarter of 2006, the Company repurchased three hundred thousand shares of its common stock, for approximately $9.3 million, which brings the year-to-date total to $148.2 million of funds used to repurchase common stock.

The Company today announced that its Board of Directors has authorized the repurchase of an additional $500 million of its common stock. Stock repurchases may be made, from time-to-time, either in the open market or through privately negotiated transactions, at management's discretion, depending on market conditions and other factors, in accordance with Securities and Exchange Commission requirements. The company has demonstrated the continual ability to self fund store growth and other initiatives, while generating substantial free cash. “We believe additional share repurchase is a good use of cash and provides additional benefit to our shareholders,” said President and CEO Bob Sasser.

The Company estimates sales for the fourth quarter of 2006 to be in the range of $1.28 billion - $1.31 billion. Based upon this sales forecast, diluted earnings per share are estimated to be in the range of $0.87 to $0.93.

Full year sales are now forecasted to be in the range of $3.93 billion - $3.96 billion. Full year diluted earnings per share are expected to be in the range of $1.77 - $1.83.

On Tuesday, November 21, 2006, the Company will host a conference call to discuss its earnings results at 9:00 a.m EST. The telephone number for the call is 800-289-0572. A recorded version of the call will be available until midnight Tuesday, November 28, and may be accessed by dialing 888-203-1112, and the access code is 7472077. International callers may dial 719-457-0820 and the access code is 7472077. The call will be webcast via Dollar Tree's website, www.DollarTree.com/medialist.cfm, as well as at Vcall’s website, www.Vcall.com, and will remain on-line until midnight Tuesday, November 28. Any financial and statistical information related to the call can be accessed through the “Investor Relations / SEC Filings / Non-GAAP Measures” section of Dollar Tree’s website.

The Company’s regular, pre-recorded business update will be available Thursday, January 4, 2007, by 5:00 p.m. EST, and will remain on-line through Monday, January 8, 2007. Interested parties can access the Company’s update by dialing (757) 321-5873.

As of October 28, 2006, Dollar Tree operated 3,192 stores in 48 states. During the third quarter, Dollar Tree opened 50 stores, closed 14 stores, and expanded or relocated 28 stores. The Company’s retail selling square footage totaled approximately 25.9 million at October 28, 2006, a 14.1% increase compared to a year ago.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS: This press release contains "forward-looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, or estimate. For example, our forward-looking statements include statements regarding our expectations for stock repurchases, fourth -quarter sales and earnings per share, as well as full year sales and earnings per share. For a discussion of the risks, uncertainties and assumptions that could affect our future events, developments or results, you should carefully review the "Risk Factors," "Business," and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections in our Annual Report on Form 10-K filed April 12, 2006 and our Quarterly Report on Form 10-Q filed September 7, 2006. In light of these risks and uncertainties, the future events, developments or results described by our forward-looking statements in this document could turn out to be materially and adversely different from those we discuss or imply. We are not obligated to release publicly any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

CONTACT:	Dollar Tree Stores, Inc., Chesapeake
Timothy J. Reid
757-321-5284
www.DollarTree.com

DOLLAR TREE STORES, INC.
Condensed Consolidated Income Statements
(Dollars in millions, except per share data)

	13 Weeks ended		39 Weeks ended
	Oct. 28,	Oct. 29,	Oct. 28,	Oct. 29,
	2006	2005	2006	2005

Net sales	$910.4	$796.8	$2,650.5	$2,314.9

Cost of sales	602.9	520.5	1,763.6	1,522.9

Gross profit	307.5	276.3	886.9	792.0
	33.8%	34.7%	33.5%	34.2%

Selling, general & administrative expenses	254.2	224.1	732.2	645.2
	27.9%	28.1%	27.6%	27.9%

Operating income	53.3	52.2	154.7	146.8
	5.9%	6.5%	5.8%	6.3%

Interest expense, net	(2.7)	(2.2)	(5.2)	(6.3)

Income before income taxes	50.6	50.0	149.5	140.5
	5.6%	6.3%	5.6%	6.1%

Income tax expense	18.1	18.9	55.1	53.1

Net income	$32.5	$31.1	$94.4	$87.4
	3.6%	3.9%	3.6%	3.8%

Net earnings per share:
Basic	$0.32	$0.29	$0.91	$0.80
Weighted average number of shares	102.2	107.3	104.0	108.9

Diluted	$0.32	$0.29	$0.90	$0.80
Weighted average number of shares	102.8	107.6	104.5	109.4

DOLLAR TREE STORES, INC.
Condensed Consolidated Balance Sheets
(Dollars in millions)

	Oct. 28,	Jan. 28,	Oct. 29,
	2006	2006	2005

Cash and cash equivalents	$58.1	$65.8	$95.2
Short-term investments	60.8	274.0	34.6
Merchandise inventories	793.8	576.5	750.4
Other current assets	24.6	27.4	36.2
Total current assets	937.3	943.7	916.4

Property and equipment, net	721.5	681.8	694.0
Intangibles, net	147.7	129.3	130.8
Other assets, net	44.5	43.6	28.0

Total assets	$1,851.0	$1,798.4	$1,769.2

Current portion of long-term debt	18.8	19.0	19.0
Accounts payable	230.0	135.6	211.4
Other current liabilities	112.7	99.2	107.6
Income taxes payable	11.3	41.7	16.0
Total current liabilities	372.8	295.5	354.0

Long-term debt, excluding current portion	250.0	250.0	250.0
Other liabilities	69.6	80.6	84.4

Total liabilities	692.4	626.1	688.4

Shareholders' equity	1,158.6	1,172.3	1,080.8

Total liabilities and shareholders' equity	$1,851.0	$1,798.4	$1,769.2

STORE DATA:
Number of stores open at end of period	3,192	2,914	2,899
Total selling square footage (in millions)	25.9	23.0	22.7

DOLLAR TREE STORES, INC.
Condensed Consolidated Statements of Cash Flows
(Dollars in millions)

	39 Weeks ended
	Oct. 28,	Oct. 29,
	2006	2005

Cash flows from operating activities:
Net income	$94.4	$87.4
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	113.7	104.0
Other non-cash adjustments	(12.4)	(15.1)
Changes in working capital	(105.0)	(52.3)
Total adjustments	(3.7)	36.6
Net cash provided by operating activities	90.7	124.0

Cash flows from investing activities:
Capital expenditures	(139.9)	(114.2)
Purchase of short-term investments	(535.9)	(449.0)
Proceeds from maturities of short-term investments	749.1	625.7
Purchase of Deals assets, net of cash acquired of $0.3	(54.1)	-
Purchase of restricted investments	-	(15.2)
Other	(4.7)	(4.0)
Net cash provided by investing activities	14.5	43.3

Cash flows from financing activities:
Principal payments under long-term debt and capital lease obligations	(0.5)	(5.3)
Proceeds from stock issued pursuant to stock-based
compensation plans	32.2	7.1
Payments for share repurchases	(148.2)	(180.4)
Tax benefit of stock options exercised	3.6	-
Net cash used in financing activities	(112.9)	(178.6)
Net decrease in cash and cash equivalents	(7.7)	(11.3)
Cash and cash equivalents at beginning of period	65.8	106.5
Cash and cash equivalents at end of period	$58.1	$95.2

Go To Exhibit 99.2

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